       Confidential Treatment Requested by ServiceWare Technologies, Inc.

June 7, 2004

Division of Corporate Finance
U.S. Securities and Exchange Commission
Washington, D.C.  20549-0306
Attn: Ms. Barbara C. Jacobs

Re:      ServiceWare Technologies, Inc.
         Registration Statement on Form S-1
         Filed March 30, 2004
         File No. 333-114058

Ladies and Gentlemen:

         On behalf of ServiceWare Technologies, Inc. (the "Company"), we are transmitting for filing with the Securities and Exchange Commission the accompanying Amendment No. 1 (the "Amended S-1 Registration Statement') to the Registration Statement on Form S-1 File No. 333-114058 (the "Initial S-1 Registration Statement;" and, together with the Amended S-1 Registration Statement, the "S-1 Registration Statement") originally filed March 30, 2004, including the prospectus contained herein.

         This letter responds to the Staff's comments on the above filing, which are set forth in the Staff's letter (the "Comment Letter") dated May 3, 2004 to Kent Heyman, President and Chief Executive Officer of the Company. For your convenience, we have included the Staff's comments below and keyed our responses accordingly.


                                    FORM S-1

PROSPECTUS FRONT COVER PAGE

     1. Please consider revising your reference to "NASD OTCBB" to the more accurate description "OTCBB maintained by NASD" to avoid any possible confusion to investors.

RESPONSE:

       The Company acknowledges the Staff's comment and has revised the prospectus accordingly. Please see the revisions on the cover page and elsewhere in the prospectus.


THE OFFERING, PAGE 5

     2. Please revise to state the consideration received for the shares of common stock and warrants issued in January 30, 2004 private placement. Please also state the intended use of the proceeds received from the issuance of common stock.

RESPONSE:

       The Company acknowledges the Staff's comment and has revised the prospectus accordingly. Please see the revisions on page 5 of the prospectus.

U.S. Securities and Exchange Commission
June 7, 2004
Page 2

SELLING SECURITY HOLDERS, PAGE 53

     3. Please expand the filing to describe the material transactions and relationships between ServiceWare Technologies and each of the selling security holders during the past three years. See Item 507 of Regulation S-K. We note your disclosure relating to the January 30, 2004 private placement and the 10% convertible notes on page 5. Please note that the transactions whereby the shares to be resold were issued, the warrants relating to shares to be resold were issued and the conversion of the 10% convertible notes should be described in materially complete terms. Please revise your disclosure to include the basic terms of all such issuance transactions, including the material terms of the transaction (e.g., the purchase price of the shares issued in the private placement and the exercise price of the warrants), the parties who participated in the transactions and the number of shares and/or warrants received by them. It should be clear to investors how many shares each investor received through private placement, is eligible to receive upon exercise of warrants and/or received upon conversion of the 10% Convertible Notes. All rights under the registration rights agreement should also be discussed in materially complete terms.

RESPONSE:

       The Company acknowledges the Staff's comments and has revised the prospectus accordingly. All material transactions and relationships between the Company and each selling security holder during the past three years are disclosed. The transactions in which the shares and warrants were issued are now described in materially complete terms in the Selling Security Holders section. Also, the footnotes to the Selling Security Holders table now clearly indicate how many shares and warrants were received by each selling security holder in the private placement and note conversion.



     4. According to the purchase agreement dated January 30, 2004, both Emerging Growth Partners and C.E. Unterberg Towbin received "fees" with respect to the sale of the purchased securities. Please supplementally identify Emerging Growth Partners, describe the services performed, and discuss the compensation paid to both parties.

RESPONSE:

       The Company acknowledges the Staff's comments and the fees received on the private placement have now been clearly spelled out in the Selling Security Holders section of the prospectus. Emerging Growth Strategies, Ltd. is an independent investment banking and brokerage firm with no other relationship with the Company. Emerging Growth Strategies, Ltd. served as a placement agent in connection with the sale of the securities in the January 2004 private placement.



     5. Please revise to name all natural persons who exercise the sole or shared voting and/or dispositive powers with respect to the shares to be offered for resale by all of the selling

U.S. Securities and Exchange Commission
June 7, 2004
Page 3

       security holders who are non-reporting entities. See Interpretation 1.60 of the July 1997 manual of publicly available CF telephone interpretations, as well as interpretation 4S of the Regulation S-K portion of the March 1999 supplement to the CF telephone interpretation manual.

RESPONSE:

       The Company acknowledges the Staff's comment and all natural persons with sole or shared voting and/or dispositive powers with report to the shares to be offered for resale are disclosed in the footnotes to the table of Selling Security Holders.



     6. Please confirm that none of the selling security holders are registered broker-dealers. Please also disclose whether any of the selling security holders are affiliates of broker-dealers. It appears that the C.E. Unterberg, Towbin Holdings, Inc. and its affiliates are affiliates of a broker-dealer. With respect to any affiliates of registered broker dealers, expand the prospectus to identify the entities that are affiliates of broker-dealers and indicate whether they acquired the securities to be resold in the ordinary course of business. Also indicate whether at the time of the acquisition they had any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

RESPONSE:

       The Company acknowledges the Staff's comment and has revised the prospectus to disclose in the footnotes to the table of Selling Security Holders which of the selling security holders are registered broker - dealers or affiliates of broker - dealers. The disclosure also indicates that those selling security holders acquired the securities to be resold in the ordinary course of business and that none of them have any arrangement with any other person to dispose of the securities.



     7. We note that it appears that the 2.6 million shares shown as owned by Thomas Unterberg and the entities listed in footnote 3 are the total shares owned by those entities, including the 12,500 shares owned by Mr. Unterberg's wife. However, the 649,117 shares owned after the offering appears to exclude these 12,500 shares. Please advise or reconcile your disclosure to be consistent regarding the numbers of shares owned before and after the offering.

RESPONSE:

       The Company acknowledges the Staff's comment and has clarified the ownership of Thomas Unterberg in the table of Selling Security Holders and the footnotes thereto.

U.S. Securities and Exchange Commission
June 7, 2004
Page 4

     8. We note that the Selling Security Holders table is not complete for certain selling security holders. Certain selling security holders listed on pages 50 and 51 are not shown to own shares prior to this offering as required under Item 507 of Regulation S-K. Please advise or revise.

RESPONSE:

       The Company acknowledges the Staff's comment. All ownership of Company stock by selling security holders is now disclosed in the table of Selling Security Holders.



PLAN OF DISTRIBUTION, PAGE 65

     9. In your Plan of Distribution, you indicate that selling security holders may create short positions in the offered securities in connection with the offering. In your response letter, please advise us that ServiceWare Technologies and the selling stockholders are aware of CF Tel. Interp. A.65.

RESPONSE:

       The Company acknowledges the Staff's comment. We have revised the plan of distribution section of the prospectus to indicate that shares registered under the prospectus cannot be delivered to satisfy short sales effected prior to the effective date of the registration statement. In addition, prior to the effective date of the registration statement, the Company will specifically notify all selling security holders that the shares registered under the registration statement may not be used to cover short positions created prior to the effective date of the registration statement.



     10. Tell us what steps you have implemented to ensure that each of the selling security holders will conduct the distribution in accordance with Regulation M. See paragraph (b)(7) of Rule 461 of Regulation C.

RESPONSE:

         The Company acknowledges the Staff's comment. Prior to the effective date of the registration statement, the Company will inform all selling stockholders that they will be required to conduct the distribution in accordance with Regulation M. In particular, the Company has already received confirmation from C. E. Unterberg, Towbin that any sales of the Company securities by it or its affiliates will be ordinary trading transactions that are not distributions as defined in Rule 101 of Regulation M or will be distributions conducted in full compliance with Regulation M.

U.S. Securities and Exchange Commission
June 7, 2004
Page 5

         Please contact me at (404) 233-2800, should you require additional information or have questions regarding this letter.


                                                              Sincerely,


                                                              Robert B. Goldberg

RBG/jjj

cc:      Kent Heyman
         Kelly Barefoot
         Rebekah Toton, SEC